Exhibit 99.1

GWG Holdings Undertakes Financial Restructuring

Obtains Debtor-In-Possession Financing to Facilitate Restructuring

Expects Restructuring to Strengthen Financial Position and Enhance Value of its Assets

Dallas, TX – April 20, 2022 – GWG Holdings, Inc. (Nasdaq GWGH) (the “Company”), a financial services firm based in Dallas, Texas, today announced that the Company and certain of its subsidiaries have filed voluntary Chapter 11 petitions (the “Chapter 11 Cases”) in the U.S. Bankruptcy Court for the Southern District of Texas (the “Court”) as part of a restructuring process intended to enable the Company to enhance its liquidity and ability to meet its financial obligations, while maximizing the value of its assets. The subsidiaries that are debtors in the Chapter 11 Cases are GWG Life, LLC and GWG Life USA, LLC (together with the Company, the “Debtors”).

The Company also announced that it has secured debtor-in-possession financing (the “DIP Credit Agreement”) to facilitate the restructuring, subject to Court approval, and that it has filed a motion with the Court for approval of this financing. The DIP Credit Agreement is structured as a multiple draw term loan facility in an aggregate principal amount of approximately $65 million and will be provided by National Founders LP. The proceeds of all or a portion of the DIP Credit Agreement may be used for, among other things, general corporate purposes, including working capital and permitted acquisitions, administrative costs, premiums, expenses and fees of the transactions contemplated by the Chapter 11 Cases, for payment of court approved adequate protection obligations and other such purposes consistent with the DIP Credit Agreement.

“These steps, including the receipt of additional financing, are expected to strengthen the Company’s financial position going forward and help preserve the value of the Company’s assets for the benefit of its investors,” said Murray T. Holland, Chairman, President and Chief Executive Officer of the Company.

While it moves as quickly as possible through the restructuring process, the Company intends to continue its day-to-day operations as debtor-in-possession.

The Company is filing with the Court a series of customary motions seeking to maintain business-as-usual operations. Approval of these “first day” motions, which the Company expects to receive in short order, will help facilitate a smooth transition into the process.

“At the end of this process, we expect to be on stronger financial footing for the future, further enhancing our ability to provide financial solutions to our customers, preserving and enhancing the value of our assets for our investors, and positioning us to pursue additional business opportunities in the insurance space utilizing our extensive experience in the life insurance industry,” Holland concluded.

Additional Information

Court filings and information about the Chapter 11 cases can be found at a website maintained by the Company’s claims agent, Donlin Recano & Company, at their website at https://www.donlinrecano.com/gwg, or by calling 1 (888) 508-2507 (toll-free) or by email at gwginfo@donlinrecano.com.

Mayer Brown LLP is serving as restructuring counsel, PJT Partners LP is serving as financial advisor, and FTI Consulting, Inc. is serving as restructuring advisor to the Company.

About GWG Holdings, Inc.

GWG Holdings, Inc. (Nasdaq: GWGH) is a financial services firm based in Dallas, Texas.

Through GWGH’s subsidiary, GWG Life, LLC, GWGH owns and manages a diverse portfolio of life insurance policies that, as of September 30, 2021, included $1.8 billion in face value of life insurance policy benefits.

For more information about GWG Holdings, email info@gwgh.com or visit www.gwgh.com.

Forward-Looking Statements

This press release contains “forward-looking statements” related to future events. Forward-looking statements contain words such as “expect,” “anticipate,” “could,” “should,” “intend,” “plan,” “believe,” “seek,” “see,” “may,” “will,” “would,” or “target.” Forward-looking statements are based on management’s current expectations, beliefs, assumptions and estimates and may include, for example, statements regarding the Chapter 11 Cases, the Debtors’ ability to consummate and complete a plan of reorganization and their ability to continue operating in the ordinary course while the Chapter 11 Cases are pending. These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements, including risks and uncertainties regarding the Debtors’ ability to successfully complete a restructuring under Chapter 11, including: consummation of a plan of reorganization; potential adverse effects of the Chapter 11 Cases on the Company’s liquidity and results of operations; the Debtors’ ability to obtain timely approval by the Bankruptcy Court with respect to the motions filed in the Chapter 11 Cases; objections to the any plan of reorganization or other pleadings filed that could protract the Chapter 11 Cases; employee attrition and the Company’s ability to retain senior management and other key personnel due to distractions and uncertainties resulting from the Chapter 11 Cases; the Company’s ability to maintain relationships with suppliers, customers, employees and other third parties and regulatory authorities as a result of the Chapter 11 Cases; the effects of the Chapter 11 Cases on the Company and on the interests of various constituents, including holders of the Company’s common stock; the Bankruptcy Court’s rulings in the Chapter 11 Cases, including the approvals of the terms and conditions of any plan of reorganization and the DIP Credit Agreement; the outcome of the Chapter 11 Cases generally; the length of time that the Company will operate under Chapter 11 protection and the availability of operating capital during the pendency of the Chapter 11 Cases; risks associated with third party motions in the Chapter 11 Cases, which may interfere with the Company’s ability to consummate a plan of reorganization or an alternative restructuring; increased administrative and legal costs related to the Chapter 11 process; potential delays in the Chapter 11 process due to the effects of the COVID-19 virus; and other litigation and inherent risks involved in a bankruptcy process.

Forward-looking statements are also subject to the risk factors and cautionary language described from time to time in the reports the Company files with the U.S. Securities and Exchange Commission, including those in the Company’s most recent Annual Report on Form 10-K and any updates thereto in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These risks and uncertainties may cause actual future results to be materially different than those expressed in such forward-looking statements. The Company has no obligation to update or revise these forward-looking statements and does not undertake to do so, except as required by law.

Media Contact:

Dan Callahan
Director of Communication
GWG Holdings, Inc.
(612) 787-5744
dcallahan@gwgh.com